Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2014 SECOND QUARTER
FINANCIAL RESULTS

WALLA WALLA, Wash., April 24, 2014 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for its fiscal 2014 second quarter, ended March 31, 2014.

Second Quarter
Net sales for the three months ended March 31, 2014 totaled $31.6 million, compared to $35.5 million recorded in the corresponding quarter last year. The Company reported a net loss for the quarter of $334,000, or $0.05 per diluted share, compared to net earnings of $2.1 million, or $0.38 per diluted share, in the same period a year ago.

The gross profit for the second quarter of fiscal 2014 was $10.3 million, compared to $12.8 million in the corresponding period last year. As a percentage of net sales, gross profit was 32.5% and 36.1% in the second quarter of fiscal 2014 and 2013, respectively. Operating expenses for the quarter ended March 31, 2014 were $10.7 million, or 33.8% of net sales, compared to $10.0 million, or 28.2% of sales, in the same quarter last year.

Six Month Year-to-Date Overview
Net sales for the six months ended March 31, 2014 were $54.3 million, compared with $55.3 million for the comparable period in fiscal 2013. The Company reported a net loss for the fiscal 2014 six-month period ended March 31, 2014 of $2.9 million, or $0.47 per diluted share, compared to net earnings of $1.3 million, or $0.23 per diluted share, for the corresponding six-month period in fiscal 2013.

For the six-month period ended March 31, 2014, gross profit was $16.4 million, compared to $19.3 million for the same six-month period of fiscal 2013, or 30.3% and 34.9% of net sales, respectively. Operating expenses for the six-month period ended March 31, 2014 were $20.7 million, or 38.2% of net sales, compared to $17.7 million, or 32.1% of net sales, for the corresponding period of fiscal 2013.

Jack Ehren, President and CEO, commented, "A reduction in the number of larger projects in fiscal 2014 has negatively impacted our net sales and global factory utilization resulting in lower margins. In addition, our R&D expenses have increased in fiscal 2014, compared to the prior fiscal year, as we have made significant investments to ensure that our new developments and solutions are ready for field testing beginning this spring and continuing throughout 2014. We expect many of these developments to be ready for commercialization in fiscal 2015."

Orders and Backlog
Key's backlog at the end of the second quarter of fiscal 2014 was $30.8 million, compared to $50.1 million one year ago. New orders received during the second quarter were $25.5 million, compared to $32.7 million in the corresponding period last year. New orders for the six months ended March 31, 2014 were $59.6 million, compared to $70.8 million for the corresponding period in fiscal 2013.

Ehren further commented, "We have experienced a slow-down in order activity through the first six months of fiscal 2014, compared to the same period a year ago, most significantly in our global potato segment. Customer projects in both Europe and North America have either been delayed or, in some cases, capital investments have been currently redirected to other areas of our customers’ businesses. Our chute-fed solutions, however, have made a solid contribution year-to-date, particularly in the North America region. This has helped to offset some of the softening in the potato and processed fruit and vegetable markets. Taurys, for example, which was introduced in late 2013, has resulted in increased bookings in multiple applications, including berries, nuts and raisins. Bookings for our chute-fed products are forecasted to remain strong through the second half of the fiscal year."

Conclusion
Ehren concluded, "Our expectations remain high that our new developments and solutions will result in real value for our customers, and will allow us to capture increased global market share. Currently, we have strong activity with global strategic customers in the planning and development stages for future project opportunities. We are dedicated to our long-term strategy and excited about our future opportunities and the expected returns they will bring for the Company and our shareholders."

Conference Call
The Company's conference call related to the fiscal 2014 second quarter can be heard live on the Internet at 4:05 p.m. Eastern Time on Thursday, April 24, 2014. The conference call will include a live investors forum that the Company is conducting in New York. The investor forum will include a discussion of the Company's fiscal 2014 second quarter results as well as presentations by President and CEO, Jack Ehren, and members of Key's senior management team.

To access the call and webcast:

Phone --	Q&A participation: Toll-Free: 877-341-5668 International: 224-357-2205

Internet --	live slide presentation and audio webcast: http://www.key.net/investors/investor-events/default.html

Replay --
available through Thursday, May 8
Phone (audio only):
Toll-Free: 855-859-2056
International: 404-537-3406
Internet (slide presentation and audio):
http://www.key.net/investors/investor-events/default.html

About Key Technology
Key Technology, an ISO-9001 certified company, is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. With worldwide sales representation, the company maintains demonstration and testing facilities at its headquarters and manufacturing divisions in Walla Walla, Washington, USA; and at Key Technology in Beusichem, the Netherlands, and Hasselt, Belgium. The company's common stock trades on the Global Market tier of The NASDAQ Stock Market® under the symbol KTEC.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive and governmental risks and uncertainties. These risks and uncertainties include, among other things, industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; a variety of factors that could increase our cost of operations and reduce gross margins and profitability, including expansion into new markets, complex projects and applications, and integrated product offerings; acquisitions that may harm our operating results; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; significant investments in unsuccessful research and development efforts adversely affecting our business; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2013. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact
Jeff Siegal
Vice President and CFO
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362
Tel: +1 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

(Financial Tables to Follow)

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013

Net sales	$31,598	$35,486	$54,323	$55,339
Cost of sales	21,334	22,673	37,889	36,043
Gross profit	10,264	12,813	16,434	19,296
Operating expenses:
Sales and marketing	4,650	4,740	9,424	8,596
Research and development	3,142	2,296	5,572	4,033
General and administrative	2,442	2,836	4,857	4,965
Amortization of intangibles	439	148	876	152
Total operating expenses	10,673	10,020	20,729	17,746
Gain (loss) on disposition of assets	(6)	29	—	50
Earnings (loss) from operations	(415)	2,822	(4,295)	1,600
Other income (expense)	(93)	10	(158)	(53)
Earnings (loss) before income taxes	(508)	2,832	(4,453)	1,547
Income tax expense (benefit)	(174)	686	(1,514)	275
Net earnings (loss)	$(334)	$2,146	$(2,939)	$1,272
Net earnings (loss) per share
- basic	$(0.05)	$0.38	$(0.47)	$0.23
- diluted	$(0.05)	$0.38	$(0.47)	$0.23

Shares used in per share calculations - basic	6,298	5,687	6,287	5,493
Shares used in per share calculations - diluted	6,298	5,692	6,287	5,498

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	March 31, 2014	September 30, 2013

Cash and cash equivalents	$13,362	$17,601
Trade accounts receivable, net	13,028	17,725
Inventories	31,403	27,921
Total current assets	67,548	72,573
Property, plant and equipment, net	16,720	17,259
Goodwill	11,962	11,821
Intangible assets, net	10,265	10,982
Total assets	108,751	114,624
Total current liabilities, including current portion of long-term debt	27,302	30,235
Long-term debt	5,230	5,612
Shareholders' equity	70,990	73,125

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